Exhibit 20.2

MANAGEMENT INFORMATION CIRCULAR

INFORMATION INCORPORATED BY REFERENCE

Certain information contained in this management information circular (the “Circular”) has been incorporated by reference from the annual report on Form 20-F (“Form 20-F”) of Canadian Solar Inc. (the “Corporation”) for the year ended December 31, 2011, which has been filed with the United States Securities and Exchange Commission and is attached hereto.

VOTING INFORMATION

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by management of the Corporation for use at the annual meeting of shareholders of the Corporation (the “Meeting”) to be held at the time and place and for the purposes set forth in the notice of meeting accompanying this Circular (the “Notice”).

The solicitation of proxies will be primarily by mail, but proxies may also be solicited by telephone, in writing or in person by the directors, officers and regular employees of the Corporation.  The Corporation may also use the services of a proxy solicitation firm.  The cost of the solicitation of proxies will be borne by the Corporation.

Appointment of Proxies

The individuals named in the accompanying form of proxy are directors and/or officers of the Corporation.

A shareholder has the right to appoint a person (who need not be a shareholder) other than the persons named in the accompanying form of proxy to be the proxy of the shareholder at the Meeting and may exercise this right either by inserting that person’s name in the blank space provided in the accompanying form of proxy or by completing another proper form of proxy.  To be effective, completed proxies must be received by Computershare by mail, in the enclosed return envelope, at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof or be deposited with the chairman of the Meeting before the commencement of the Meeting or any adjournment thereof.

Revocation of Proxies

Proxies given by shareholders for use at the Meeting may be revoked at any time before their use.  In addition to revocation in any manner permitted by law, a proxy may be revoked by depositing an instrument in writing signed by the shareholder or by the shareholder’s attorney duly authorized in writing with Computershare by mail or hand delivery to the Proxy Department, 480 Washington Boulevard, Jersey City, New Jersey, 07310-1900 United States of America at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof or be deposited with the chairman of the Meeting before the commencement of the Meeting or any adjournment thereof.

Voting and Discretion of Proxies

The common shares represented by the proxies solicited by management pursuant to this Circular will be voted in accordance with the directions contained therein.

If no directions are given, the common shares will be voted FOR:

(a)                                 the election of the five (5) proposed nominees for election as directors named in the Circular; and

(b)                                 the appointment of Deloitte Touche Tohmatsu CPA, Ltd. as the auditors of the Corporation and the authorization of the directors of the Corporation to fix their remuneration.

The accompanying form of proxy confers discretionary authority on the persons named therein in respect of amendments or variations to the matters referred to in this Circular and in respect of other matters that may properly come before the Meeting or any adjournment thereof. Management of the Corporation knows of no such amendments or variations or other matters that may properly come before the Meeting but, if any such amendments or variations or other matters properly come before the Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their best judgement.

Voting Shares

Shareholders of record on Tuesday, May 15, 2012 are entitled to receive notice of and vote at the Meeting.

The authorized capital of the Corporation consists of an unlimited number of common shares.  As of May 11, 2012, there were 43,273,677 common shares outstanding.  All of the outstanding common shares may be voted at the Meeting. Shareholders are entitled to one vote for each common share held by them.

Principal Shareholders

To the knowledge of the directors and executive officers of the Corporation, the only persons who beneficially own, directly or indirectly, or exercise control or direction over voting securities of the Corporation carrying 5% or more of the voting rights attached to any class of voting securities of the Corporation are set out in Item 6E “Share Ownership” of Form 20-F.

Required Approval

All matters to be dealt with at the Meeting require the approval of a majority of the votes cast on the matter.

BUSINESS OF MEETING

Consolidated Financial Statements

The audited consolidated financial statements of the Corporation for the financial year ended December 31, 2011, together with the auditors’ report thereon and the notes thereto, accompany this Circular and will be submitted to the Meeting. Receipt of the audited consolidated financial statements will not constitute approval or disapproval of any matters referred to therein.

Election of Directors

The articles of the Corporation require that the Corporation have a minimum of three directors and a maximum of ten directors. The articles also provide that the actual number of directors within the specified minimum and maximum may be determined from time to time by resolution of the directors.  The board of directors of the Corporation (the “Board”) has by resolution fixed the number of directors of the Corporation to be elected at the Meeting, within the specified minimum and maximum, at five.  The term of office of each of the current directors expires on the election of directors at the Meeting.

Management of the Corporation intends to nominate the individuals named below for election as directors of the Corporation. The Corporation has not received notice, and management of the Corporation is not aware, of any other nominees for election as directors of the Corporation.

The following table sets out the name and city, province or state and country of residence of each individual proposed to be nominated for election as a director of the Corporation at the Meeting and his current position with the Corporation.  See Item 6A “Directors and Senior Management”, Item 6C “Board Practices — Committees of the Board of Directors” and Item 6E “Share Ownership” of Form 20-F for the following additional information with respect to each individual proposed to be nominated for election as director of the Corporation at the Meeting: the period during which he has served as a director, the Board committees of which he is a member, his principal occupation and the number of common shares beneficially owned, directly or indirectly, or controlled or directed by him.

Name and Municipality of Residence	Current Position(s) with the Corporation
Shawn (Xiaohua) Qu Suzhou, People’s Republic of China	Chairman of the Board, President and Chief Executive Officer
Michael G. Potter Shanghai, People’s Republic of China	Director, Senior Vice President and Chief Financial Officer
Robert McDermott Toronto, Ontario, Canada	Lead Independent Director
Lars-Eric Johansson London, The United Kingdom	Director
Harry E. Ruda Toronto, Ontario, Canada	Director

Appointment of Auditors

Management of the Corporation proposes that Deloitte Touche Tohmatsu CPA, Ltd. be re-appointed auditors of the Corporation and that the directors of the Corporation be authorized to fix their remuneration.  Deloitte Touche Tohmatsu CPA, Ltd. have been auditors of the Corporation since December 2005.

Other Business

Management of the Corporation knows of no other matters that may properly come before the Meeting.

STATEMENT OF EXECUTIVE COMPENSATION

General

See Item 6B “Compensation of Directors and Executive Officers — Cash Compensation and Share-based Compensation” and Item 6C “Board Practices — Director Agreements and Indemnification of Directors and Officers” of Form 20-F.

Employment and Management Contracts

See Item 6C “Board Practices — Employment Agreements” of Form 20-F.

Compensation of Directors

See Item 6B “Compensation of Directors and Executive Officers — Cash Compensation” and Item 6C “Board Practices — Director Agreements and Indemnification of Directors and Officers” of Form 20-F.

RELATED PARTY TRANSACTIONS

See Item 7 “Major Shareholders and Related Party Transactions” of Form 20-F.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

See Item 6C “Board Practices — Interested Transactions” and Item 7B “Major Shareholders and Related Party Transactions - Related Party Transactions” of Form 20-F.

MATERIAL CONTRACTS

See Item 10C “Material Contracts” of Form 20-F.

OTHER MATTERS

Shareholder Proposals

Shareholders must submit any shareholder proposal that they wish to be considered at the annual meeting of shareholders of the Corporation in respect of the year ending December 31, 2012 to be held in 2013 no later than February 28, 2013. All shareholder proposals must comply with Section 137 of the Canada Business Corporations Act.

Glossary

The term shareholder refers to a registered holder of common shares.  The term common shares refers to common shares in the capital stock of the Corporation, excluding any restricted shares, which are subject to restrictions on voting, dividend rights and transferability.

Date of Information

Except where noted, all information in this Circular is as of May 15, 2012.

APPROVAL OF CIRCULAR BY BOARD

The contents and the sending of this Circular have been approved by the Board.

DATED at Toronto, Canada this 15th day of May, 2012.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Shawn (Xiaohua) Qu

Shawn (Xiaohua) Qu
Chairman of the Board, President and
Chief Executive Officer